UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2018

LEVEL BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4521 Sharon Road, Suite 450, Charlotte, NC 28211
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (704) 445-5800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2018 Level Brands, Inc. entered into an Employment Agreement with Martin A. Sumichrast, our Chief Executive Officer, and an Employment Agreement with Mr. Mark S. Elliott, our Chief Financial Officer and Chief Operating Officer. The agreements replace the prior employment agreements with each of Martin A. Sumichrast and Mr. Mark S. Elliott (each an “Executive”) which had expired per their terms. Under the terms of the new agreements, we agreed to pay Mr. Sumichrast a base salary of $270,000 and Mr. Elliott an initial base salary of $180,000. Each Executive will be eligible for a performance bonus, payable in a combination of cash and awards of common stock, which such performance bonus shall be based upon his relative achievement of annual performance goals established by our board of directors upon recommendation of the compensation committee, with input from senior executive management. Any performance bonus stock award shall be granted to the Executive pursuant to the terms and conditions of our 2015 equity compensation plan or such other compensation plan as may be adopted by our company and our shareholders. In addition, the compensation committee of the board of directors shall review each Executive's performance on an annual basis, and in connection with such annual review, such Executive may be entitled to receive an annual discretionary bonus in such amount as may be determined by the board of directors, upon recommendation of the compensation committee, in its sole discretion.

Each Executive is also entitled to participate in all benefit programs we offer our employees, reimbursement for business expenses and such amount of paid vacation as is consistent with his position and length of service to us. The initial term of each agreement is for three years, and it may be extended for additional one year terms by written notice by us at least 60 days before the expiration of the then current term.

We may terminate each agreement for “cause” (as defined in the agreement), upon the Executive’s death or disability, or without cause, and the Executive may terminate the agreement without cause. If we terminate the agreement for cause, or if it terminates upon his death, or if the Executive voluntarily terminates the agreement, neither the Executive nor his estate (as the case may be) is entitled to any severance or other benefits following the date of termination. If the agreement is terminated upon his disability, we are obligated to pay him his base salary for three months. If we terminate the agreement without cause or by a “constructive termination” of the agreement, we are obligated to pay him his base salary and provide the benefits he would have otherwise been entitled to for the balance of the then current term of the agreement. Constructive termination is defined under the agreement as the occurrence of one or more of the following events without the express written consent of the Executive: (1) a material breach of the agreement by our company; (2) failure by a successor company to assume the obligations under the agreement; and/or (3) a material change in the Executive’s duties and responsibilities as described under the agreement.

In the event of a change of control of our company (as defined in the agreement), if the Executive’s employment is terminated by us without cause within two years of the date of the change of control, or in the 90 days prior to the change of control at the request of the acquiror, we are obligated to pay the Executive a lump sum payment equal to the greater of (1) 1.5 times his base salary or (2) all of his base salary remaining to be paid during the initial term, plus all unvested stock options and restricted stock grants will immediately vest and remain exercisable for twelve months from the date of termination.

Each agreement contains customary non-compete, confidentiality and indemnification provisions; provided, however, that in the event we terminate the agreement without cause or if it terminates upon a change of control, the Executive is no longer subject to the non-compete provisions of the agreement. The foregoing description of the terms and conditions of each employment agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.73 and Exhibit 10.74 to this report.

 Item 9.01.    Financial Statement and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.73	Executive Employment Agreement dated September 6, 2018 by and between Level Brands, Inc. and Martin A. Sumichrast

10.74	Executive Employment Agreement dated September 6, 2018 by and between Level Brands, Inc. and Mark S. Elliott.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVEL BRANDS, INC.

Date: September 7, 2018	By:	/s/ Mark Elliott
Mark Elliott
Chief Financial Officer and Chief Operating Officer

Exhibit Index

Exhibit No.	Description

10.73	Executive Employment Agreement dated September 6, 2018 by and between Level Brands, Inc. and Martin A. Sumichrast

10.74	Executive Employment Agreement dated September 6, 2018 by and between Level Brands, Inc. and Mark S. Elliott.

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